Exhibit 99.3
UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements with respect to Electric City Corp. are based on our historical consolidated financial statements. Set forth below are the following unaudited pro forma condensed combined financial statements:
•	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2006, assuming the business combination between Electric City Corp. and Parke P.A.N.D.A. Corporation occurred as of January 1, 2005 and combining the June 30, 2006 historical statement of operations for Electric City Corp. and the June 30, 2006 historical statement of operations for Parke P.A.N.D.A. Corporation, and

•	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005, assuming the business combination between Electric City Corp. and Parke P.A.N.D.A. Corporation occurred as of January 1, 2005 and combining the December 31, 2005 historical statement of operations for Electric City Corp. and the December 31, 2005 historical statement of operations for Parke P.A.N.D.A. Corporation.
The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe are reasonable and do not purport to represent our financial condition or our results of operations had the business combination occurred on or as of the dates noted above or to project the results for any future date or period. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial statements do not reflect any benefits from potential cost savings or revenue synergies resulting from this business combination.
The merger will be treated as a purchase business combination for accounting purposes, and Parke P.A.N.D.A. Corporation’s assets acquired and liabilities assumed will be recorded at their fair value.
In connection with the business combination, Parke merged with and into the wholly owned subsidiary of Electric City (“Parke Acquisition LLC”). In connection with the merger, all membership interests of Parke Acquisition as of the merger date shall remain membership interests of the surviving corporation. In total Parke’s stockholder received $2,720,000 in cash and 5,000,000 shares of Electric City Corp. common stock.
We have not completed a final assessment of the fair values of assets and liabilities of Parke and the related business integration plans. The assessment will not be completed until the full review of the assets has been completed. We expect that the ultimate purchase price allocation will include adjustments to the fair values of identifiable intangible assets (some of which will have indefinite lives) and liabilities, including the establishment of any potential liabilities associated with business integration plans. Accordingly, to the extent such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such differences would be allocated to those assets and liabilities.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006

	Historical	Historical			Pro Forma
	Electric City	Parke P.A.N.D.A.	Pro Forma		Electric City
	Corp.	Corporation	Adjustments		Corp.

Revenue	$2,481,163	$1,883,830	$—		$4,364,993

Expenses
Cost of sales	1,881,883	1,169,365	—		3,051,248
Selling, general and administrative	3,983,172	520,263	90,500	a	4,593,935

	5,865,055	1,689,628	90,500		7,645,183

Operating income (loss)	(3,383,892)	194,202	(90,500)		(3,280,190)

Other Income (Expense)
Interest income	28,769	—	—		28,769
Interest expense	(3,239,875)	(2,491)	—		(3,242,366)

Total other expense	(3,211,106)	(2,491)	—		(3,213,597)

Income (loss) from continuing operations	(6,594,998)	191,711	(90,500)		(6,493,787)

Loss from discontinued operations	(21,425)	—	—		(21,425)

Net Income (Loss)	(6,616,423)	191,711	(90,500)		(6,515,212)

Plus Preferred Stock Dividends	(24,347,725)	—	—		(24,347,725)

Net Loss Available to Common Shareholder	$(30,964,148)	$191,711	$(90,500)		$(30,862,937)

Basic and diluted net loss per common share from:

Continuing operations	(7.94)				(2.67)
Discontinued operations	(0.01)				(—)
Basic and Diluted Net Loss Per Common Share	$(7.95)				$(2.67)

Weighted Average Common Shares Outstanding	3,894,505		5,000,000	b	11,556,825
			2,720,000	c

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2005

		Historical
	Historical	Parke			Pro Forma
	Electric City	P.A.N.D.A.	Pro Forma		Electric City
	Corp.	Corporation	Adjustments		Corp.

Revenue	$3,693,429	$3,342,731	$—		$7,036,160

Expenses
Cost of sales	3,691,854	2,120,765	—		5,812,619
Selling, general and administrative	6,078,098	838,092	439,000	d	7,355,190

	9,769,952	2,958,857	439,000		13,167,809

Operating income (loss)	(6,076,523)	383,874	(439,000)		(6,131,649)

Other Income (Expense)
Interest income	58,737	—	—		58,737
Interest expense	(602,990)	(8,300)	—		(611,290)

Total other expense	(544,253)	(8,300)	—		(552,553)

Income (loss) from continuing operations	(6,620,776)	375,574	(439,000)		(6,684,202)

Loss from discontinued operations	(251,962)	—	—		(251,962)

Net Income (Loss)	(6,872,738)	375,574	(439,000)		(6,936,164)

Plus Preferred Stock Dividends	(1,851,345)	—	—		(1,851,345)

Net Loss Available to Common Shareholder	(8,724,083)	375,574	(439,000)		(8,787,509)

Basic and diluted net loss per common share from:

Continuing operations	(2.65)				(0.83)
Discontinued operations	(0.08)				(0.03)
Basic and Diluted Net Loss Per Common Share	$(2.73)				$(0.86)

Weighted Average Common Shares Outstanding	3,190,664		5,000,000	b	10,190,664
			2,720,000	c

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENTS OF OPERATIONS

(a) To record six months of amortization expense related to the Parke’s identifiable intangible assets assuming the business combination occurred as of January 1, 2005.
(b) Represents the shares of Electric City common stock issued as consideration to Parke’s stockholder.
(c) Represents that portion of the shares issued as part of the Private Placement to generate the cash used to acquire Parke assuming the business combination occurred as of January 1, 2005.
(d) To record twelve months of amortization expense related to the Parke’s identifiable intangible assets, assuming the business combination occurred as of January 1, 2005.